    Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Thomas Weisel Partners Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-3550472 (I.R.S. Employer Identification No.)

One Montgomery Street
San Francisco, California 94104
(Address of Principal Executive Offices)

Thomas Weisel Partners Group, Inc. Amended and Restated Equity Incentive Plan
(Full Title of the Plan)

David A. Baylor
Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, California 94104
(415) 364-2500
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Scott D. Miller
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be Registered:	Amount to be Registered (1)	Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,150,000 shares	$12.24	$14,076,000	$432.13

(1)
Covers an aggregate of 1,150,000 shares of Common Stock that may be issued under the Thomas Weisel Partners Group, Inc. Equity Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant’s Common Stock on the Nasdaq National Market on August 6, 2007.

EXPLANATORY NOTE
PART II - INFORMATIOB REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Names Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1

EXPLANATORY NOTE

     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,150,000 shares of the Registrant’s Common Stock authorized for issuance under the Thomas Weisel Partners Group, Inc. Amended and Restated Equity Incentive Plan (as amended and restated effective May 23, 2007) (the “Plan”). Previously, 5,000,000 shares were registered under the Plan pursuant to Registration Statement 333-131509. In accordance with Section E. of the General Instructions to Form S-8, Registration Statement No. 333-131509 is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Thomas Weisel Partners Group, Inc. (the “Registrant”) incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 16, 2007;

(b) All other reports filed by the Registrant pursuant to Section 13(a) and 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above; and

(c) The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-51730) filed January 17, 2006 pursuant to Section 12(g) of the Securities Exchange Act of 1934.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Article Eleventh of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

     The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation or otherwise as a matter of law.

     The Registrant has also entered into separate indemnification agreements with each of its directors and executive officers, substantially in the form filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the Index to Exhibits attached hereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided , however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 10th day of August, 2007.

THOMAS WEISEL PARTNERS GROUP, INC.
By:	/s/ David A. Baylor
	Name:	David A. Baylor
	Title:	Chief Operating Officer & Chief Financial Officer

POWERS OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas W. Weisel, David A. Baylor and Mark P. Fisher, and each of them, his true and lawful attorney-in-fact and agents with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Weisel
Thomas W. Weisel	Director, Chairman and Chief Executive Officer (principal executive officer)	August 10, 2007
/s/ David A. Baylor
David A. Baylor	Chief Operating Officer and Chief Financial Officer (principal financial and accounting officer)	August 10, 2007
/s/ Matthew R. Barger
Matthew R. Barger	Director	August 10, 2007

/s/ Michael W. Brown
Michael W. Brown	Director	August 10, 2007

/s/ B. Kipling Hagopian
B. Kipling Hagopian	Director	August 10, 2007

/s/ Timothy A. Koogle
Timothy A. Koogle	Director	August 10, 2007

/s/ Michael G. McCaffery
Michael G. McCaffery	Director	August 10, 2007

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108) filed on October 19, 2005)

4.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108) filed on October 19, 2005)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.` to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108) filed on October 19, 2005)

4.4
Amended and Restated Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2007 (File No. 000-51730) filed on August 10, 2007)

5.1	Opinion of Sullivan & Cromwell LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page hereof)